Exhibit 10.7

Date: October 25, 2021

Zhang Liang

419, Floor 4, Comprehensive Building, Second Light Hospital, Ordos Street, Yuquan District, Hohhot, Inner Mongolia, China 010000

Appointment Letter

We are pleased to appoint Zhang Liang as President and Chairman of the Board with the following terms and condition:

1. Job Title and Description- You will be employed in the position of President and Chairman of the Board.

2. Salary Break up- You will be given a Total Salary of RMB 13,000 per month. The salary structure is as follows:

a. Basic Salary paid by Longduoduo Company Limited.

b. Basic Salary paid by subsidiaries of Longduoduo Company Limited.

3. Place of posting- China. Your job is transferable between any of the Units / Sister Concerns of the Company.

4. Working Hours- irregular working hours.

5. Contract Type- The term of this Contract shall be unlimited and the Employee shall be a full-time employee. Each Party may terminate this Contract by providing 30 days written a notice of intention to terminate the Contract to the other Party.

6. You will abide by all the rules and regulations of the Organization, which shall be modified /changed by the Management from time to time.

7. You will not be permitted to work anywhere else on a part-time /full-time basis or seek any other employment, so long as you remain an employee of the organization.

8. The notice period for termination of service before the contract period shall be one month from the employee and employer’s side. Management reserves the right to relieve you immediately on receipt of the resignation notice without paying any compensation.

9. Please sign and return the copy of this letter as a token for your acceptance of the Appointment and the terms and conditions.

On behalf of Longduoduo Company Limited (signature)

I hereby accept the appointment and the above-mentioned terms and conditions.

Zhang Liang

Date: October 25, 2021